As filed with the Securities and Exchange Commission on July 7, 2021
Registration No. 333-234159

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 11
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Moving iMage Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or jurisdiction of incorporation or organization)	3861 (Primary Standard Industrial Classification Code Number)	85-1836381 (I.R.S. Employer Identification No.)
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)
Phil Rafnson
President and Chief Executive Officer
17760 Newhope Street,
Fountain Valley, California 92075
(714) 751-7998
(Name including zip code and telephone number,
including area code, of agent for service)
With copies to:
Thomas J. Poletti, Esq. Katherine J. Blair, Esq. Manatt, Phelps & Phillips, LLP 695 Town Center Drive, 14th Floor Costa Mesa, California 92626 (714) 371-2501	Ralph V. De Martino, Esq. Cavas S. Pavri, Esq. Schiff Hardin LLP 901 K Street, NW, Suite 700 Washington, DC 20001 (202) 724-6848
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.0001 per share(4)	$12,075,000	$1,567.34
Underwriters’ Warrants	$—	$—
Common Stock issuable upon exercise of Underwriters’ Warrants(4)(5)	$754,688	$97.96
Total	$12,829,688	$1,665.30*

*
Previously paid.

(1)
In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2)
The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, and includes shares of common stock, par value $0.0001 per share, of Moving iMage Technologies, Inc. (the “Common Stock”), that the underwriters have an option to purchase to cover over-allotments, if any.

(3)
Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder.

(4)
Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(5)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue upon the closing of this offering, warrants to the underwriters entitling them to purchase up to 5.0% of the aggregate shares of Common Stock sold in this offering (the “Underwriters’ Warrants”). The Underwriters’ Warrants are exercisable at a per-share exercise price equal to 125% of the public offering price per share of Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Amendment No. 11 is being filed solely to file an updated exhibit 23.1 to the Registration Statement. Accordingly, this Amendment No. 11 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other expenses of issuance and distribution.
The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.
Amount to be Paid
SEC registration fee	$1,500
FINRA filing fee	2,463
NYSE listing fee	50,000
Printing and mailing	150,000
Legal fees and expenses	650,000
Accounting fees and expenses	200,000
Transfer agent and registrar fees and expenses	25,000
Miscellaneous	33,973
Total	$1,112,936
Item 14. Indemnification of directors and officers.
Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
We have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•
any breach of the director’s duty of loyalty to us or our stockholders;

•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
In addition, our bylaws provide that:
•
we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and intend to enter into such agreements with certain of our executive officers. These agreements provide that we will indemnify each of our directors, certain of our executive officers and, at times, their affiliates to the fullest extent permitted by Delaware law. We will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and we will indemnify our directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of us or in furtherance of our rights. Additionally, certain of our directors or officers may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s or officer’s services as a director referenced herein. Nonetheless, we have agreed in the indemnification agreements that our obligations to those same directors or officers are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.
The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of us and our directors and officers by the underwriters against certain liabilities under the Securities Act and the Securities Exchange Act of 1934.
Item 15. Recent sales of unregistered securities.
The following list sets forth information regarding all unregistered securities sold by us in the past three years.
1.
In July 2020, MiT Acquisition Corporation issued and sold an aggregate of 666,667 shares of common stock to 24 investors, 591,667 shares sold for cash at a per share purchase price of $1.50 and 75,000 shares exchanged for 15,000 restricted shares of an unaffiliated OTC traded company valued at $112,500. The securities were issued pursuant to Rule 506 of Regulation D promulgated under the Securities and/or Section 4(a)(2) of the Securities Act, as all of the issuees are “accredited investors” as such term is defined in Regulation D.

2.
On the effective date of its initial public offering, the registrant will issue an unaffiliated lender a warrant to acquire $300,000 of shares of common stock at a per share exercise price equal to the initial public offering price; 100,000 shares underlying said warrant at the assumed initial public offering price of $3.00 per share; the issuee is an accredited investor. The grant of the warrant and the issuance of the shares of common stock underlying the warrant will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

All certificates representing the securities issued in the transactions described in this Item 15 included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Item 16. Exhibits and Financial Statement Schedules.
EXHIBIT INDEX
Index to Exhibits
Exhibit No.	Exhibit Description
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Incorporation, as amended
3.2*	Bylaws
4.1*	Form of Common Stock Certificate
4.2*	Form of Underwriters’ Warrant
4.3*	Form of Warrant to Purchase Stock to be granted by Moving iMage Technologies, Inc. to Agility Capital III, LLC
5.1*	Opinion of Manatt, Phelps & Phillips, LLP
10.1*	Management Services Agreement dated October 3, 2018 between the Company and Caddy Products, Inc.
10.2*	Form of Indemnity Agreement between the Company and its directors and officers
10.3†*	2019 Omnibus Incentive Plan
10.3(a)*	Form of Stock Option Award Agreement
10.3(b)*	Form of Restricted Stock Award Agreement
10.3(c)*	Form of Restricted Stock Unit Agreement
10.6*	Term Sheet dated July 24, 2018 between the Company and Caddy Products, Inc.
10.7*	Agreement and Plan of Merger and Reorganization dated July 3, 2017 among Monster Digital, Inc., the Company and Innovate Biopharmaceuticals, Inc. (incorporated by reference to exhibit 2.1 of Form 8-K filed by Innovate Biopharmaceuticals, Inc. (formerly Monster Digital, Inc.) with the Securities and Exchange Commission on July 6, 2017)
10.8*	Asset Purchase Agreement dated effective as of January 1, 2019 by and among Moving iMage Technologies, LLC, MiT Acquisition Co. LLC, Caddy Products, Inc., and the Estate of Peter Bergin
10.9*	Loan Agreement dated as of October 24, 2019 by and between Agility Capital III, LLC Moving iMage Technologies, LLC and MiT Acquisition Co. LLC
23.1	Consent of CohnReznick LLP
23.2*	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)
24*	Power of Attorney (included on signature page)
99.1(a)*	Consent of Katherine D. Crothall, Ph.D., Director Nominee
99.1(b)*	Consent of John C. Stiska, Director Nominee
99.1(c)*	Consent of Scott Anderson, Director Nominee

*
Previously filed

†
Compensatory plan or arrangement

Item 17. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The Registrant hereby undertakes that:
(a)(2)
For the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(a)(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(a)(6)
For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i)(1)
For purposes of determining any liability under the Securities Act, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(i)(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fountain Valley, State of California, on the 6th day of July, 2021.
Moving iMage Technologies, Inc.
By:
/s/ Phil Rafnson

Name: Phil Rafnson
Title:   Chief Executive Officer
This registration statement has been signed by the following persons, in the capacities, and on the dates indicated.
Name and Signature	Title	Date
/s/ Phil Rafnson Phil Rafnson	President, Chief Executive Officer and Chairman of the Board	July 6, 2021
/s/ Michael Sherman Michael Sherman	Interim Chief Financial Officer and Principal Accounting Officer	July 6, 2021